 As filed with the Securities and Exchange Commission on May 22, 1995
                                          Registration No. 33-

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                                 -----
                               FORM S-8
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                                 -----
                          SYNTRO CORPORATION
        (Exact name of registrant as specified in its charter)
                                 -----
     Delaware                                     36-3114681
(State or other jurisdiction of                   (IRS Employer
incorporation or organization)                    Identification No.)

                           9669 Lackman Road
                         Lenexa, Kansas 66219
               (Address, of principal executive offices)

                        1994 STOCK OPTION PLAN
                 NON-QUALIFIED STOCK OPTION AGREEMENTS
                       (Full title of the plans)

                          Dr. J. Donald Todd
                 President and Chief Executive Officer
                          Syntro Corporation
                           9669 Lackman Road
                         Lenexa, Kansas 66219
                            (913) 888-8876
       (Name, address, including ZIP Code, and telephone number,
              including area code, of agent for service)
                                 -----
                              Copies to:

                        John H. Heuberger, Esq.
                            Rudnick & Wolfe
                       203 North LaSalle Street
                              Suite 1800
                       Chicago, Illinois  60601
                            (312) 368-4000
                      (312) 236-7516 (telecopier)
                                 -----

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                    CALCULATION OF REGISTRATION FEE
===========================================================================
                                       Proposed     Proposed    Amount
                                       maximum      maximum     of
Title of each              Amount      offering     aggregate   regis-
class of securities        to be       price        offering    tration
to be registered           registered  per share*   price*      fee
___________________________________________________________________________

Common Stock, par value
  $.01 per share . . .     1,217,000   $2.25      $2,738,250    $945
===========================================================================

* Pursuant to Rule 457(c) and 457(h), the registration fee has been calculated on the basis of $2.25 per share, the average of the high and low sale prices of the common stock on May 16, 1995, as reported on the Nasdaq National Market Quotation System.

                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.    Incorporation of Documents By Reference.

     The Company's annual report on Form 10-K for the year ended September
30, 1994 and Item 1 of the Company's registration statement on Form 8-A registering its Common Stock under Section 12(g) of the Securities Exchange Act of 1934 are incorporated herein by reference. In addition, all reports and proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

     Not applicable.

Item 5.    Interests of Named Experts and Counsel.

     An opinion with respect to the legality of shares of common stock subject to stock options is being given by Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois, 60601, counsel for the Company. Attorneys of that firm who participated in the preparation of this registration statement own a total of approximately 22,900 shares of the Company's common stock.

Item 6.    Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Company's Bylaws provide, in general, that the Company may indemnify its directors and officers, as well as other employees and other agents to the fullest extent permitted by Delaware law. Under its bylaws the Company may enter into indemnification contracts with its directors and officers and is empowered to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to these provisions, the Company has entered into indemnity agreements with each of its directors' and maintains directors' and officers' liability insurance. The Company also has entered into indemnification agreements with certain of its officers that are serving as officers or managers of an affiliated limited liability company.

     In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of a director's fiduciary duty of care to the Company and its stockholders. This provision in the

Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company; for acts or omissions that the director believes would be contrary to the best interest of the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders; for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders; for improper transactions between the director and the Company; and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 7.    Exemption from Registration Claimed.

     Not applicable.

Item 8.    Exhibits.

     4.1   Specimen Common Stock Certificate [Incorporated by reference to
           Exhibit 4.3 to 1994 Form 10-K]

     4.2 1994 Stock Option Plan [Incorporated by reference to Exhibit 10.31 to 1994 Form 10-K]

     4.3 Stock Option Agreement by and between Syntro Corporation and H. Lowell Thomas dated August 14, 1991.

     4.4 Stock Option Agreement by and between Syntro Corporation and J. Lindsay Whitton dated March 1, 1994.

     4.5 Stock Option Agreement by and between Syntro Corporation and Jagdev M. Sharma dated April 1, 1994.

     4.6   Stock Option Agreement by and between Syntro Corporation and John
           E. Geltosky dated April 8, 1994.

     5     Opinion of Rudnick & Wolfe

     23.1  Consent of Ernst & Young LLP

     23.2  Consent of Rudnick & Wolfe (contained in Exhibit 5 hereof)

     24    Powers of Attorney of Certain Officers and Directors of the
           Company

Item 9.    Undertakings.

     (a)   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
           Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on this 19th day of May, 1995.


                           SYNTRO CORPORATION



                           By: /s/ Susan H. Strobel
                              _____________________________
                              Susan H. Strobel
                              Vice President, Finance and Administration


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                Title                            Date

J. Donald Todd*          President, Chief Executive       May 19, 1995
                         Officer, Director

Susan H. Strobel*        Vice President, Finance          May 19, 1995
                         and Administration

Janice E. Katterhenry*   Assistant Vice President,        May 19, 1995
                         Finance and Administration,
                         Chief Accounting Officer,
                         Secretary

Russell T. Stern,Jr.*    Chairman of the Board,           May 19, 1995
                         Director

James L Bittle*          Director                         May 19, 1995

H. Lowell Thomas*        Director                         May 19, 1995


*By: /s/ Susan H. Strobel
    _____________________
     Susan H. Strobel
     Individually and as Attorney-In-Fact

                             EXHIBIT INDEX



Exhibit

4.1        Specimen Common Stock Certificate [Incorporated by reference to
           Exhibit 4.3 to 1994 Form 10-K]

4.2 1994 Stock Option Plan [Incorporated by reference to Exhibit 10.31 to 1994 Form 10-K]

4.3        Stock Option Agreement by and between Syntro Corporation and H.
           Lowell Thomas dated August 14, 1991

4.4        Stock Option Agreement by and between Syntro Corporation and J.
           Lindsay Whitton dated March 1, 1994

4.5 Stock Option Agreement by and between Syntro Corporation and Jagdev M. Sharma dated April 1, 1994

4.6        Stock Option Agreement by and between Syntro Corporation and John
           E. Geltosky dated April 8, 1994

5          Opinion of Rudnick & Wolfe

23.1       Consent of Ernst & Young LLP

23.2       Consent of Rudnick & Wolfe (contained in Exhibit 5 hereof)

24         Powers of Attorney of Certain Officers and Directors of the
           Company